Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Forma Therapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Other (2)	295,000 (3)	$8.29	$2,445,550.00	$0.0000927	$226.71

Total Offering Amounts					$2,445,550.00		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$226.71

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the registrant’s common stock, $0.001 par value per share (“Common Stock”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $8.29, the average of the high and low price of the registrant’s Common Stock as reported on the Nasdaq Global Market on July 29, 2022.

(3)

Represents shares of Common Stock issuable pursuant to (i) the Inducement Non-Qualified Stock Option Agreement and Inducement Restricted Stock Unit Agreement entered into between the Registrant and Agustin Melian, M.D., each dated July 11, 2022, and (ii) the Inducement Non-Qualified Stock Option Agreement and Inducement Restricted Stock Unit Agreement entered into between the Registrant and Linea Aspesi, each dated July 11, 2022.